Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS SECOND QUARTER 2017 RESULTS

NEW YORK, NY – August 9, 2017 – Medallion Financial Corp. (Nasdaq: MFIN), a specialty finance company that originates and services loans in various niche industries, announced today its second quarter 2017 results.

Second Quarter 2017 Highlights

•	Net decrease in net assets resulting from operations of $4.8 million, or $0.20 loss per diluted share, as Medallion Financial and Medallion Bank recorded non-cash reserves and charge-offs of $12.7 million and $8.9 million, respectively, on the medallion portfolio

•	Net investment income before income taxes at Medallion Bank of $16.9 million, driven primarily by the Bank’s consumer lending segment; for the first half of 2017, net investment income before income taxes at Medallion Bank was $34.1 million

•	Medallion Bank’s consumer lending portfolio grows to $730 million of receivables as of June 30, 2017; originated over $232 million in consumer loans in the first half of 2017

•	Managed assets of $1.61 billion as of June 30, 2017, including $1.07 billion at Medallion Bank

•	Medallion Bank’s Tier 1 capital to average assets leverage ratio at quarter-end improved to 15.7%

•	Book value per share of $11.65 as of June 30, 2017

•	Mezzanine lending division earned $3.8 million for the quarter, driven by net realized gains of $3.0 million

•	Net investment loss before income taxes was $3.3 million for the second quarter of 2017, compared to net investment loss before income taxes of $1.4 million for the prior-year period. On a combined basis with Medallion Bank, net investment income before income taxes was $13.9 million for the second quarter of 2017, a reduction from $16.0 million in the prior-year period. The Company believes the combined figure is a more appropriate indication of the Company’s operating capabilities as it combines Medallion Bank with Medallion Financial, and is before realized/unrealized appreciation/depreciation such as Medallion Bank’s increased valuation.

“Our second quarter performance saw continued strength from our consumer and mezzanine lending segments,” stated Andrew Murstein, President of Medallion Financial. “Our consumer lending segment at Medallion Bank saw receivables grow a record $87 million from the end of the first quarter, and the portfolio continues to generate a pre-tax return on equity of over 50%. Driven by our consumer segment, Medallion Bank earned over $34 million in investment income before taxes in the first half of 2017. In addition, our mezzanine segment continues to be profitable, earning $3.8 million for the quarter due to the recognition of net realized gains and generating an ROE above 20%. We will continue to focus our efforts on these core value-generating segments.”

“On the medallion lending side, to better reflect current market conditions, we reduced the estimated value of New York City unrestricted medallion collateral,” added Mr. Murstein. “As a result, we incurred additional unrealized depreciation expense and charge-offs of $22 million for non-performing medallion loans on a combined basis with Medallion Bank as we reserved for the full amount of the loan over the medallion value regardless of the fact that they are all personally guaranteed. The Company has now reserved for and charged off over $153 million in medallion loans in total thus far – despite the personal guarantees and the medallions pledged as collateral – and expects to achieve recoveries on those loans over time, while we expect to continue reducing our medallion lending exposure.”

Medallion Bank

For the second quarter of 2017, Medallion Bank produced a slight increase in net interest income to $23.5 million, compared to $23.4 million in the prior-year period. Net investment income before taxes was $16.9 million, a 4% reduction from the prior-year period. Medallion Bank earned net income of $1.9 million, compared to net income of $8.7 million in the prior-year period, primarily due to recording $8.9 million in charge-offs and reserves in the second quarter of 2017 for medallion loans, compared to $4.5 million in the prior-year period.

As of June 30, 2017, Medallion Bank met all of the regulatory capital adequacy requirements to be considered well-capitalized. Medallion Bank’s Tier 1 capital to average assets leverage ratio as of June 30, 2017 was 15.7%.

Consumer Lending Segment

Medallion Bank’s net consumer loan portfolio was $729.5 million as of June 30, 2017, an 18% increase compared to $618.6 million at the end of the prior-year period, despite the sale of approximately $94 million in performing consumer loans in the first quarter of 2017. Including the loans sold, the consumer division continues to grow in excess of 30% per year. The average interest rate on the portfolio was 14.6%, comparable with a year ago. Consumer loan delinquencies over 90 days as of June 30, 2017 were 0.30% versus 0.37% in the prior quarter.

Medallion Lending Segment

Medallion Bank’s net medallion loan portfolio as of June 30, 2017 was $219.2 million, compared to $318.8 million at the end of the prior-year period. The average interest rate on the portfolio was 4.22% versus 3.84% in the prior year. Medallion loans now represent 22% of Medallion Bank’s investment portfolio compared to 31% at the end of the prior-year period. Total medallion loan delinquencies over 90 days past due were $22.6 million as of June 30, 2017, compared to $17.9 million in the prior quarter.

Medallion Financial and Non-Bank Subsidiaries

For the second quarter of 2017, net decrease in net assets resulting from operations was $4.8 million, or a loss of $0.20 per diluted common share, compared to a net increase in net assets resulting from operations of $4.6 million, or $0.19 per diluted common share, in the prior-year period. Net investment loss before taxes for the second quarter of 2017 was $3.3 million, compared to net investment loss before income taxes of $1.4 million in the prior-year period.

If Medallion Bank was fully combined with Medallion Financial, net investment income before taxes for the second quarter of 2017 would have been $13.9 million, compared to $16.0 million in the prior-year period.

Medallion Financial’s net interest margin was 0.24% for the second quarter of 2017 compared to 1.57% in the prior year, primarily due to lower investment income in the second quarter of 2017. On a pro-forma combined basis with Medallion Bank, second quarter 2017 net interest margin was 6.63%, compared to 6.71% in the prior-year period, reflecting the low cost of funds at Medallion Bank and its higher-yielding loan portfolio.

Medallion Lending

Medallion loans outstanding, net, as of June 30, 2017 were $233.4 million, a reduction of 22% compared to $297.4 million at the end of the prior-year period, primarily due to unrealized depreciation reflecting current medallion market conditions and portfolio reductions. The average interest rate on the medallion portfolio was 4.40% versus 4.10% in the prior year.

The net managed medallion portfolio, which encompasses loans at Medallion Bank and those serviced for third parties, was $452.7 million at quarter end, a decline of 29% from $641.2 million a year ago. Total medallion delinquencies over 90 days (inclusive of Medallion Bank) increased to $112.4 million as of June 30, 2017, compared to $88.5 million in the prior quarter.

Commercial Lending

Commercial loans, net, as of June 30, 2017 were $78.1 million, an 11% decrease from $88.0 million at the end of the prior-year period, primarily reflecting the disposition of the asset-based portfolio in the third quarter of 2016 and a decline in secured commercial loans in the portfolio. Commercial loans represented 13% of the investment portfolio, compared with 14% in the prior year. The average interest rate on the portfolio was 13.18%, compared to 12.88% in the prior-year period, reflecting the disposition of the lower yielding asset-based portfolio.

For the second quarter of 2017, the Company’s mezzanine segment grew its assets, which includes its loan portfolio, by 3% from the prior-year period to $87.4 million. Net increase in net assets resulting from operations for the segment was $3.8 million compared to $2.0 million in the prior-year period, primarily due to stronger net realized and unrealized gains as compared to the prior-year period. The mezzanine segment’s pipeline remains robust and the Company expects continued growth in its loan portfolio in 2017.

Conference Call Information

The Company is hosting a conference call to discuss the financial results today at 5:00 pm Eastern.

If you have a question for management that you would like answered on the call, please submit your question to investorrelations@medallion.com prior to the start of the call.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, August 15, 2017, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13667904. A webcast replay of the call will be available at http://www.medallion.com/ for one year following the call.

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses since the Company’s initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2016 Annual Report on Form 10-K.

Company Contacts

Investors:

212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2017	2016
Total investment income	$3,787	$5,836
Total interest expense	3,408	3,368

Net interest income	379	2,468

Total noninterest income	12	21

Salaries and benefits	2,097	2,668
Professional fees	616	331
Occupancy expense	262	205
Other operating expenses	707	687

Total operating expenses	3,682	3,891

Net investment income (loss) before income taxes	(3,291)	(1,402)
Income tax benefit	1,998	—

Net investment income (loss) after income taxes	(1,293)	(1,402)

Net realized gains (losses) on investments, net of taxes	1,996	(2,318)

Net change in unrealized depreciation on investments	(11,450)	(1,552)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	930	9,840
Income tax benefit	5,020	—

Net unrealized appreciation (depreciation) on investments	(5,500)	8,288

Net realized/unrealized gains (losses) on investments	(3,504)	5,970

Net increase (decrease) in net assets resulting from operations	($4,797)	$4,568

Net investment income (loss) after income taxes per common share
Basic	($0.05)	($0.06)
Diluted	($0.05)	($0.06)

Net increase (decrease) in net assets resulting from operations per common share
Basic	($0.20)	$0.19
Diluted	($0.20)	$0.19

Distributions declared per share	—	$0.05

Weighted average common shares outstanding
Basic	23,925,567	24,209,556
Diluted	23,997,686	24,265,565

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2017	December 31, 2016
Assets
Medallion loans, at fair value	$233,415	$266,816
Commercial loans, at fair value	78,092	83,634
Investment in Medallion Bank and other controlled subsidiaries, at fair value	301,819	293,960
Equity investments, at fair value	10,316	8,468

Net investments	623,642	652,278

Cash and cash equivalents	22,126	20,962
Accrued interest receivable	755	769
Fixed assets, net	244	267
Investments other than securities	9,510	9,510
Other assets, net	5,075	5,591

Total assets	$661,352	$689,377

Liabilities
Accounts payable and accrued expenses	$4,075	$5,425
Accrued interest payable	3,167	2,883
Deferred and other tax liabilities, net	38,255	45,900
Funds borrowed	333,116	349,073

Total liabilities	378,613	403,281

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	282,739	286,096

Total liabilities and shareholders’ equity	$661,352	$689,377

Number of common shares outstanding	24,276,048	24,024,821
Net asset value per share	$11.65	$11.91

Total managed loans	$1,290,064	$1,341,968
Total managed assets	1,606,271	1,631,839

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